UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Midas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Midas, Inc.

1300 Arlington Heights Road, Itasca, Illinois 60143

April 6, 2009

Dear Shareholder:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Midas, Inc. to be held on Tuesday, May 12, 2009, at 11:00 a.m., local time, at the Chicago Marriott Schaumburg, 50 N. Martingale Road, Schaumburg, Illinois.

At the annual meeting, we will ask you to consider and vote upon the election of two directors and the ratification of the appointment of KPMG LLP as the independent auditors of Midas. We will also discuss Midas’ performance and respond to your questions.

The formal notice of annual meeting and the proxy statement follow. Your vote is important, regardless of the size of your holdings. Even if you plan to attend the annual meeting, you may vote your shares via the toll-free telephone number or via the Internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the accompanying proxy statement.

Sincerely,

Robert R. Schoeberl
Lead Director

Alan D. Feldman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF MIDAS, INC.

Date:	Tuesday, May 12, 2009

Time:	11:00 a.m., local time

Place:	Chicago Marriott Schaumburg
50 N. Martingale Road
Schaumburg, Illinois 60173

Purposes:

•	To elect two directors to a term of office expiring at the 2012 Annual Meeting of Shareholders;

•	To ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 2, 2010; and

•	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:    The close of business on March 13, 2009.

The matters to be acted upon at the annual meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

April 6, 2009

NOTE:	In order to assure the presence of a quorum at the annual meeting, please vote your shares via the toll-free telephone number or via the Internet, or complete, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed, postage-paid envelope, even if you plan to attend the annual meeting. By promptly voting, you will reduce the expenses of this proxy solicitation. You may revoke your proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 12, 2009: The 2009 Proxy Statement and the Company’s 2008 Annual Report are available at www.midasproxy.com.

MIDAS, INC.

Our principal executive office is located at 1300 Arlington Heights Road, Itasca, Illinois 60143. Our telephone number is (630) 438-3000. Our website is located at www.midasinc.com. The information contained on or connected to our website is not part of this proxy statement and is not incorporated in this proxy statement by reference. Midas, Inc. is referred to in this proxy statement as “Midas” or the “Company”.

THE ANNUAL MEETING

Attending the Annual Meeting

Our annual meeting will be held on Tuesday, May 12, 2009, at 11:00 a.m., local time, at the Chicago Marriott Schaumburg, 50 N. Martingale Road, Schaumburg, Illinois. If you plan to attend the annual meeting, please check the box on our proxy card.

This Proxy Statement

We sent you our proxy materials because our Board of Directors is soliciting your proxy to vote your shares of Common Stock at the annual meeting. If you own Common Stock in more than one account, such as individually and through one or more brokers, you may receive more than one set of proxy materials. In order to vote all of your shares by proxy, you should vote the shares in each different account as described below under “Street Name Holders and Record Holders” and “How Record Holders Vote.”

On or about April 6, 2009, we began mailing these proxy materials to all shareholders of record at the close of business on March 13, 2009. On the record date, there were 14,022,552 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders at the annual meeting.

Matters to be Considered

At the annual meeting, shareholders will consider and vote upon:

•	The election of two directors to a term of office expiring at the 2012 Annual Meeting of Shareholders; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 2, 2010.

In addition, shareholders will transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name”, and you, as the beneficial owner of those shares, do not appear in Midas’ stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform Midas how many of their clients own Common Stock in street name, and the brokers forward our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the annual meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the annual meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the annual meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the annual meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always attend the annual meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-888-693-8683, 24 hours a day, 7 days a week, and following the instructions on our proxy card and the recorded message;

•	By Internet—You can vote by Internet by going to the website www.cesvote.com and following the instructions on our proxy card and your computer screen; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, whom we refer to as the “proxies”, to vote your shares in the manner you indicate. You may vote for the election of or withhold authority to vote for each of our director nominees by so indicating on the proxy card. Also, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG LLP as the independent auditors of Midas.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our two director nominees; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas.

Employees Who are Shareholders

If you are one of our employees who participates in the Midas Common Stock Fund under the Midas Retirement Savings Plan for Salaried Employees (the “Savings Plan”), you will receive from the Savings Plan trustee a request for voting instructions with respect to all of the shares allocated to your Savings Plan account. You are entitled to direct the Savings Plan trustee how to vote your Savings Plan shares. If you do not give voting instructions to the Savings Plan trustee within the time specified by the Savings Plan trustee, your Savings Plan shares will be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the Savings Plan trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Quorum Requirement

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to be voted at the annual meeting are present in person or by proxy, a quorum will exist. Shares owned by Midas are not voted and do not count for quorum purposes. In order to ensure the presence of a quorum at the annual meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Vote Necessary for Action to be Taken

If a quorum is present at the annual meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

If a quorum is present at the annual meeting, ratification of the appointment of KPMG LLP as the independent auditors of Midas requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Revocation of Proxies

If you are a registered holder of Common Stock, you may revoke your proxy at any time before your proxy is voted by: (1) giving written notice of revocation to Midas’ Corporate Secretary, (2) executing a later-dated proxy card (including by Internet or telephone), or (3) attending the annual meeting and voting your shares in person. If your shares are held in “street name,” you must contact your broker to revoke your proxy.

Other Matters

The Board does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business other than the proposals discussed in this proxy statement may be transacted at the annual meeting. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of six members divided into three classes, with one class of directors elected each year for a three-year term. Five of our six directors are not Midas employees.

Jarobin Gilbert, Jr. and Diane L. Routson are currently directors of Midas and their terms expire at the 2009 annual meeting. Mr. Gilbert and Ms. Routson have notified Midas of their willingness to stand for re-election to the Board. If either or both director nominee(s) fail to stand for election, the proxies named in our proxy card currently intend to vote for a substitute nominee(s) designated by the Board. Alternatively, the Board may reduce or increase the number of directors to be elected at the annual meeting or otherwise.

The following sets forth information as to our director nominees for election at the annual meeting and each director continuing in office.

Nominees for election at the Annual Meeting of Shareholders to a term expiring in 2012:

Name	Director Since	Age	Principal Occupation and Directorships
Jarobin Gilbert, Jr.	1998	63	Mr. Gilbert is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. He has served in that capacity since the company’s inception in 1990. In addition, Mr. Gilbert is a director of PepsiAmericas, Inc. and Foot Locker, Inc., and is the non-executive Chairman of the Board of Directors of the Atlantic Mutual Companies. He also serves on the Board of Directors of the Harlem Partnership. He is a member of the American Council on Germany and a permanent member of the Council on Foreign Relations, a nonpartisan national membership organization dedicated to improving the understanding of U.S. foreign policy and international affairs.

Diane L. Routson	2003	52	Ms. Routson is a Senior Member of Executive Staff of Computer Sciences Corporation, a business and technology consulting, outsourcing and systems integration company. She was formerly Senior Vice President and Chief Financial Officer of MTL Insurance Company, the principal operating subsidiary of Mutual Trust Holding Company of Oak Brook, Illinois. She served in that capacity from 1995 to 2005.

The Board of Directors recommends a vote FOR our nominees for director.

Directors whose present terms continue until the 2010 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Archie R. Dykes	1998	78	Dr. Dykes is Lead Director of the Board of Directors of PepsiAmericas, Inc. In addition, he is a director of Raytech Corporation and Arbor Realty Trust, Inc. Dr. Dykes served as Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc., Dallas, Texas (now called CoreMark International) from March 2003 to September 2004. From 1988 to 2004, he was Chairman of Capital City Holdings, Inc., a venture capital organization. He also served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987, and as Chancellor of the University of Kansas from 1973 to 1980. Before that, he was Chancellor of the University of Tennessee. Dr. Dykes is also a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation, and is a member of the Board of Directors of YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Alan D. Feldman	2003	57	Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003. He was named Chairman of the Board of Directors in May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation. His most recent positions were President and Chief Operating Officer of McDonald’s Americas and President of McDonald’s USA. From 1983 to 1994, Mr. Feldman held financial and operational posts with the Pizza Hut and Frito-Lay units of Pepsico. In 1993, he was named Senior Vice President, Business Strategy, and Chief Financial Officer of Pizza Hut, and he served as Senior Vice President of Operations for Pizza Hut from 1990 to 1993. Mr. Feldman is also a director of Foot Locker, Inc. and John Bean Technologies Corporation.

Directors whose present terms continue until the 2011 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Thomas L. Bindley	1998	65	Mr. Bindley is President of Bindley Capital Corporation, a private investment and consulting firm, which he founded in 1998. From 1992 to 1998, Mr. Bindley served as Executive Vice President and Chief Financial Officer of Whitman Corporation (now called PepsiAmericas, Inc.). Prior to joining Whitman, Mr. Bindley served in a similar capacity with Square D Company from 1986 to 1991. During the previous eight years, he held several executive positions with McGraw Edison Company, including Senior Vice President—Finance and Vice President and Treasurer. Mr. Bindley also serves as a director of Junior Achievement of Chicago.

Name	Director Since	Age	Principal Occupation and Directorships
Robert R. Schoeberl	1998	73	Mr. Schoeberl is the Lead Director of our Board of Directors and presides over all executive sessions. Mr. Schoeberl retired in 1994 as Executive Vice President and Member of the Executive Committee of Montgomery Ward, a mass retailer of consumer products. Prior to joining Montgomery Ward, he was Senior Vice President of Sales and Marketing at GNB Automotive Batteries from 1982 to 1985. Mr. Schoeberl also serves as a director of TBC Corporation, a division of Sumitomo Corporation. He is a member of the Board of Trustees at Mount Mercy College and the Automotive Foundation.

CORPORATE GOVERNANCE

Director Independence

As required under the rules of the New York Stock Exchange, a majority of the Board members is independent. The independent Board members are as follows: Thomas L. Bindley, Archie R. Dykes, Jarobin Gilbert, Jr., Diane L. Routson and Robert R. Schoeberl. Alan D. Feldman, Midas’ President, Chief Executive Officer and Chairman of the Board, is the only non-independent Board member. The Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards). Based upon information provided by the directors and Midas, the Board determined that none of the non-management directors have any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair his or her independence.

Meetings and Committees of the Board

The Board is responsible for the oversight of the management of Midas. The Board meets on a regular basis to review Midas’ operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Board. The Board also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

The Board met 13 times in 2008. Each director attended at least 75% of the meetings of the Board and the Committees on which that director served. Each director also attended the 2008 Annual Meeting of Shareholders.

Also as required under the rules of the New York Stock Exchange, the independent non-management members of the Board hold regularly scheduled executive sessions. The Lead Director of the Board, Robert R. Schoeberl, serves as the presiding director of all such executive sessions.

Interested parties may communicate directly with the non-management directors by contacting the Chairman of the Audit and Finance Committee of the Board (on an anonymous basis, if desired) in the manner set forth in Midas’ Corporate Code of Ethics.

To facilitate independent director review, the Board has established an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of our non-management directors are members of these Committees. The respective Chairperson for each Committee is as follows: Jarobin Gilbert, Jr.—Audit and Finance Committee; Thomas L. Bindley—Compensation Committee; and Archie R. Dykes—Nominating and Corporate Governance Committee.

The Audit and Finance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The charter is consistent with the requirements of the New York Stock Exchange’s listing standards. The Audit and Finance Committee has the ultimate authority to select and evaluate Midas’ external auditors and any outside firm performing internal audit functions. The Committee reviews with the external auditors and approves the audit report of Midas as prepared by its external auditors, the plan and scope of the audit, and the audit and any non-audit fees paid to the external auditors. The Committee also assures the independence of the external auditors, monitors the adequacy of reporting and internal controls, and meets periodically with internal and external auditors. In addition, the Committee reviews Midas’ internal audit reports, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Proxy Statement and reports its findings and recommendations to the Board for appropriate action. The Committee also oversees the financial affairs of Midas.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. In addition, the Committee has determined that one of its members, Diane L. Routson, qualifies as an “audit committee financial expert,” as such term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the applicable Securities and Exchange Commission regulations promulgated thereunder. The Committee met five times in 2008.

The Compensation Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The Compensation Committee oversees the compensation policies of Midas, reviews and recommends to the Board employee incentive plans, determines the compensation of the Chief Executive Officer, reviews and/or approves other officers’ salaries, approves significant changes in salaried employee benefits, and recommends to the Board such other forms of remuneration as it deems appropriate. The Committee also monitors the activities of the Corporate Benefits Committee of the Midas Benefit Programs.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards.

The Committee met three times in 2008. The Committee’s report is on page 22. Additional information on the Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The Nominating and Corporate Governance Committee oversees the broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending director nominees to the Board, and recommending to the Board a set of corporate governance principles applicable to Midas. The Committee also provides assistance to the Board in the areas of: Board Committee selection and rotation practices; evaluation of the overall effectiveness of the Board, its Committees, individual directors and Midas management; and review and consideration of developments in corporate governance practices.

The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees. The Committee has established selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and that address the issues of diversity and background. The Board, with the assistance of the Committee, selects potential new Board members using the criteria and priorities set forth in Midas’ Corporate Governance Guidelines, as may be modified from time to time by the Committee.

Desired personal qualifications for potential director nominees include: the intelligence, integrity, strength of character and sense of timing required to assess and challenge the way things are done and to recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and to effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which Midas operates; and the commitment, sense of urgency and spirit of cooperation that will enable him or her to interface with other Board members in directing the future, profitable growth of Midas.

Desired experience qualifications for potential director nominees include: a senior executive or leadership role with a major business organization (although equivalent relevant experience from other backgrounds, such as legal, academic and government or other non-profit, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and preferably experience as a board member of an independent public company; first-hand experience with international operations; a working knowledge of corporate governance issues and the appropriate role of a board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and absence of employment or affiliation with organizations that engage in competitive lines of business or other conflicts of interest, unless specifically approved by the Board. The composition, skills and needs of the Board may change over time and will be considered in establishing the desirable profile of candidates for any specific Board opening.

The Committee will consider nominees recommended by directors, shareholders and management, provided that appropriate information with respect to the suggested candidate(s) is presented to the Committee for evaluation, and provided, further, that nominations by shareholders must be made in accordance with Midas’ By-Laws. See “Shareholder Proposals” below. In order for a shareholder nomination to be considered for inclusion in the proxy statement, the nominee must meet the selection criteria set forth in Midas’ Corporate Governance Guidelines, as such criteria may be modified from time to time by the Committee. The Committee recommended Mr. Gilbert and Ms. Routson to the Board as director nominees for election at the 2009 Annual Meeting of Shareholders.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. The Committee met two times in 2008.

CODE OF ETHICS

In compliance with the requirements of the Sarbanes-Oxley Act of 2002, as promulgated through Securities and Exchange Commission regulations, and the New York Stock Exchange’s listing standards for companies listed on the NYSE, Midas has adopted Corporate Governance Guidelines, a Corporate Code of Ethics, and Related Person Transaction Policies and Procedures for its directors, officers and other employees. Each of the foregoing documents is posted on Midas’ website located at www.midasinc.com and is available in print to any shareholder that requests it. Any waivers granted to executive officers or directors under, and any amendments to, Midas’ Corporate Code of Ethics will also be promptly posted by Midas on its website.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of Midas for the fiscal year ending January 2, 2010. KPMG LLP has been the independent auditors of Midas since its spin-off as an independent public company in 1998. We expect that a representative of KPMG LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions, as he or she may desire. The Board of Directors is seeking shareholder ratification of its appointment of KPMG LLP as Midas’ independent auditors for the fiscal year ending January 2, 2010.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 2, 2010.

Shareholder ratification of the Board’s appointment of KPMG LLP as Midas’ independent auditors is not required by Midas’ Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit and Finance Committee and the Board of Directors will reconsider whether to retain that firm. Furthermore, even if the selection is ratified, the Audit and Finance Committee and the Board of Directors, in their discretion, may direct the appointment of different independent auditors for Midas at any time during the year if they determine that such an appointment would be in the best interests of Midas and its shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Midas for the fiscal years ended December 29, 2007 and January 3, 2009 by Midas’ principal accounting firm, KPMG LLP:

	Fiscal 2007	Fiscal 2008
Audit Fees (a)	$895,000	$998,000
Audit-Related Fees (b)	16,850	18,090
Tax Fees	0	0
All Other Fees	0	0

	$911,850	$1,016,090

(a)	Includes fees for services provided in connection with Sarbanes-Oxley Section 404 attestation.
(b)	Represents fees for employee benefit plan audits.

PRE-APPROVAL POLICY FOR INDEPENDENT AUDITORS’ SERVICES

Pursuant to its written charter, the Audit and Finance Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for pre-approving all audit and permitted non-audit services to be performed for Midas by its independent auditors. In recognition of this responsibility, the Audit and Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Midas’ independent auditors. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee requires specific pre-approval before engaging the independent auditors. The Audit and Finance Committee may delegate pre-approval authority to a subcommittee comprised of one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee has delegated to the Committee Chairman the authority to approve, on behalf of the Committee, the engagement of Midas’ independent auditors to provide specific audit and permitted non-audit services which may from time to time be required by Midas, provided that the estimated fees for such services do not exceed $50,000 per year in the aggregate.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In accordance with its charter, which was originally adopted by the Board of Directors in September 1998 and most recently amended in November 2008, the Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of Midas’ accounting policies and practices and financial reporting. The Committee also assists the Board in overseeing, selecting and ensuring the independence of Midas’ external auditors, as well as overseeing its internal auditors. The Committee met five times in 2008.

As required under the rules of the New York Stock Exchange, the Audit and Finance Committee consists entirely of independent directors.

In connection with the fiscal 2008 financial statements, the Audit and Finance Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, and, with and without management present, discussed and reviewed the results of KPMG LLP’s audit of the financial statements.

Additionally, the Committee obtained from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP any relationships that may affect KPMG LLP’s independence. The Audit and Finance Committee has considered whether any non-audit services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of Midas’ audited financial statements in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

THE AUDIT AND FINANCE COMMITTEE

Jarobin Gilbert, Jr., Chairman
Thomas L. Bindley
Archie R. Dykes
Diane L. Routson
Robert R. Schoeberl

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Common Stock of Midas on March 1, 2009, by each director of Midas, by each executive officer who is named in the Summary Compensation Table and by all directors and executive officers of Midas as a group. The table also sets forth the beneficial ownership of the Common Stock of Midas based on the 14,022,552 shares outstanding on March 1, 2009, by each person known by Midas to be the beneficial owner of more than 5% of the Common Stock. Each of the following persons has sole voting and investment power with respect to the shares of Common Stock shown unless otherwise indicated. Where not indicated, addresses shall be that of Midas’ principal executive office.

Name	Amount and Nature of Beneficial Ownership (a)		Percent of Class
Thomas L. Bindley	25,515		*
Frederick W. Dow, Jr.	120,832		*
Archie R. Dykes	18,541		*
Alan D. Feldman	1,129,391		7.65%
Jarobin Gilbert, Jr.	11,271		*
William M. Guzik	224,185		1.58%
Alvin K. Marr	68,262		*
Diane L. Routson	6,600		*
Robert R. Schoeberl	36,714		*
John A. Warzecha	86,408		*
All Directors and Executive Officers as a Group (11 persons (b))	1,764,500	(c)	11.72%
Mario J. Gabelli (and affiliates)	2,681,200	(d)	19.12%
Keeley Asset Management Corp.	1,490,000	(e)	10.63%
Silverstone Capital LLP	1,161,174	(f)	8.28%
Barclays Global Investors, NA	1,073,358	(g)	7.65%
DUMAC, LLC	1,025,000	(h)	7.31%
RGM Capital, LLC	1,010,312	(i)	7.20%

*	Less than 1%.
(a)	Includes shares which the named director or executive officer has the right to acquire prior to or on April 30, 2009 through the exercise of stock options, as follows: Mr. Bindley, 10,600 shares; Mr. Dow, 64,826 shares; Dr. Dykes, 10,600 shares; Mr. Feldman, 733,900 shares; Mr. Gilbert, 5,800 shares; Mr. Guzik, 116,200 shares; Mr. Marr, 16,600 shares; Ms. Routson, 1,600 shares; Mr. Schoeberl, 17,267 shares; and Mr. Warzecha, 40,300 shares. Also includes shares of restricted stock owned by the named director or executive officer that are not scheduled to vest prior to April 30, 2009, as follows: Mr. Bindley, 5,000 shares; Mr. Dow, 49,876 shares; Dr. Dykes, 5,000 shares; Mr. Feldman, 261,133 shares; Mr. Gilbert, 5,000 shares; Mr. Guzik, 81,506 shares; Mr. Marr, 47,543 shares; Ms. Routson, 5,000 shares; Mr. Schoeberl, 5,000 shares; and Mr. Warzecha, 38,876 shares.
(b)	Includes the directors and executive officers listed in the table above and one additional executive officer who is also required to report his beneficial ownership pursuant to Section 16(a) of the Securities Exchange Act of 1934 as of March 1, 2009.
(c)	The number of shares shown as beneficially owned includes: (i) 1,036,793 which the directors and executive officers have the right to acquire prior to or on April 30, 2009 through the exercise of stock options; (ii) 520,857 shares subject to possible forfeiture under outstanding restricted stock awards that are not scheduled to vest prior to April 30, 2009; and (iii) 1,092 shares representing the vested beneficial interest of such persons under Midas’ Retirement Savings Plan as of March 1, 2009.
(d)

Based on a Schedule 13D/A filed on January 29, 2009, by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Of such reported shares: (i) 653,290 shares are held of record by Gabelli Funds, LLC, a registered investment advisor (“Gabelli Funds”) which provides discretionary managed account services for certain registered investment companies (the “Funds”); (ii) 1,954,860 shares are held of record by GAMCO Asset Management Inc., a registered investment advisor (“GAMCO”); and (iii) 73,050 shares are held of record by Teton Advisers, Inc., an investment advisor (“Teton Advisors”). GAMCO is a wholly owned subsidiary of Gabelli Asset Management, Inc. (“GBL”), which is the largest shareholder of Teton Advisors. Gabelli Group Capital Partners, Inc. (“GGCP”) is the parent company of GBL. Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by the foregoing persons. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by the foregoing persons other than Mario Gabelli. Each of these funds has sole voting and dispositive power with respect to the shares held of record by such fund except that (1) GAMCO does not have authority to vote 50,500 of the reported shares; (2) Gabelli Funds has sole dispositive and voting power of the shares held by the Funds as long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares; (3) at any time, the Proxy Voting Committee of each Fund may take and exercise, in its sole discretion, the entire voting power with respect to the shares held by such Fund under special circumstances, such as regulatory considerations; and (4) Mario Gabelli, GBL and GGCP have indirect power with respect to securities beneficially owned directly by the other reporting persons. The principal business address for Gabelli Funds, GAMCO, Teton Advisors, GBL and Mario J. Gabelli is One Corporate Center, Rye, NY 10580. The principal business address for GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.

(e)	Based on a Schedule 13G/A filed on February 13, 2009, Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., may be deemed to share beneficial ownership of 1,490,000 shares. The principal business address for Keeley Asset Management Corp. and Keeley Small Cap Value Fund is 401 South LaSalle Street, Chicago, IL 60605.
(f)	Based on a Schedule 13G/A filed on February 6, 2009, Silverstone Capital LLP, Silverstone Capital Management Ltd. and Saul Rubin may be deemed to share beneficial ownership of 1,161,174 shares. The principal business address of Silverstone Capital LLP and Saul Rubin is 33 Catherine Place, 1st Floor, London, SW1E 6DY United Kingdom. The principal business address of Silverstone Capital Management Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, P.O. Box 1234, Grand Cayman, KY1-1108 Cayman Islands.
(g)	Based on a Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA (“Barclays Investors NA”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, Ltd. (“Barclays Investors Ltd.”), Barclays Global Investors Japan Limited (“Barclays Japan Limited”), Barclays Global Investors Canada Limited (“Barclays Canada”), Barclays Global Investors Australia Limited (“Barclays Australia”), and Barclays Global Investors (Deutschland) AG (“Barclays AG”) may be deemed to beneficially own an aggregate of 1,073,358 shares. Of such reported shares: (i) 463,095 shares are held of record by Barclays Investors NA, which has sole voting power over 356,241 of its shares and sole dispositive power over all of its shares; (ii) 601,374 shares are held of record by Barclays Advisors, which has sole voting power over 440,706 of its shares and sole dispositive power over all of its shares; and (iii) 8,889 shares are held of record by Barclays Investors Ltd., which has sole voting power and sole dispositive power over none of its shares. The principal business address of Barclays Investors NA and Barclays Advisors is 400 Howard Street, San Francisco, CA 94105. The principal business address of Barclays Investors Ltd. is Murray House, 1 Royal Mint Court, London, England EC3N 4HH. The principal business address of Barclays Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402 Japan. The principal business address of Barclays Canada is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario, Canada M5J 2S1. The principal business address of Barclays Australia is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220. The principal business address of Barclays AG is Apianstrasse 6, D-85774, Unterfohring, Germany.
(h)

Based on a Schedule 13G filed on August 7, 2008. DUMAC, LLC (“DUMAC”) is a North Carolina limited liability company formed by Duke University and The Duke Endowment, a charitable trust established in 1924 by James B. Duke, to provide the members and their affiliated entities with investment management services on a not-for-profit basis. Duke University owns approximately 74% of the membership interests in DUMAC, while The Duke Endowment owns the remainder, or approximately 26%. As a result, Duke

University is deemed to control DUMAC. Blackwell Partners LLC (“Blackwell”) is a Georgia limited liability company through which Duke University and the Duke Endowment make certain of their segregated account investments. Each of Duke University, the Duke Endowment and Blackwell receive investment management services from DUMAC. Blackwell holds and beneficially owns 1,025,000 shares. DUMAC has been granted sole discretion over all investment and voting decisions for the shares held by Blackwell on behalf of Duke University and The Duke Endowment. As a result, DUMAC shares beneficial ownership of these 1,025,000 shares with Blackwell. Duke University owns approximately 77.9% of the membership interests of Blackwell through its wholly-owned subsidiary, Gothic Corporation. As a result, Duke University is deemed to control Blackwell and beneficially owns approximately 798,475 shares of the Company’s common stock held by Blackwell. The Duke Endowment owns approximately 22.0% of the membership interests of Blackwell. As a result, The Duke Endowment beneficially owns approximately 225,500 shares of the Company’s common stock held by Blackwell.

(i)	Based on a Schedule 13D/A filed on June 4, 2008, 1,010,312 shares are held by RGM Capital, LLC. Robert G. Moses may be deemed to share beneficial ownership of such shares. The principal business address for RGM Capital, LLC is 6621 Willow Park Drive, Suite One, Naples, FL 34109.

None of the directors or executive officers of Midas listed in the foregoing table has pledged as security any of his or her Common Stock of Midas shown in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Midas and persons who own more than 10% of the Common Stock of Midas to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in ownership of the Common Stock of Midas. Such directors, officers and 10% shareholders are required to furnish to Midas copies of all Section 16(a) reports that they file.

To Midas’ knowledge, based solely on a review of the copies of such reports furnished to Midas and written representations that no other reports were required during the fiscal year ended January 3, 2009, its directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for establishing, implementing and monitoring the Company’s adherence with its compensation philosophy. Among other things, the Committee works to ensure that the total compensation paid to the Company’s Chief Executive Officer and to its other executive officers, including those named in the Summary Compensation Table, is fair, reasonable and competitive. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “named executive officers”.

The Committee’s responsibilities include authorizing all salary increases for all named executive officers, as well as approving the formula, performance goals and awards under the Company’s Annual Incentive Compensation Plan and its shareholder-approved Stock Incentive Plan (as adopted in 1997, and as amended and restated in 2007).

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns executives’ interests with those of the Company’s shareholders, with the ultimate objective of improving shareholder value. It is also one of the Committee’s primary objectives with respect to executive compensation to enable the Company to attract and retain the most talented and dedicated executives possible by ensuring that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of companies with whom we may compete for executive talent. To that end, the Committee believes that executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals, while simultaneously encouraging retention of the executives.

In order to achieve these objectives, the Committee has implemented and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to the Company’s overall financial performance (as measured by key performance metrics such as adjusted operating income and comparable shop retail sales), as well as key strategic goals developed by the Company’s senior management team and approved by the Board of Directors.

The Company’s salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. The Company’s programs also seek to align short-term and long-term executive compensation opportunities with the interests of shareholders. The Company’s Annual Incentive Compensation Plan provides for cash bonuses and focuses on achievement of the Company’s annual financial targets, as measured by adjusted operating income and comparable shop retail sales. Grants of equity awards under the Company’s Stock Incentive Plan are designed to reward creation of shareholder value over the longer term.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer makes recommendations to the Committee regarding equity awards and non-equity compensation for all executives other than himself. However, it is the Board of Directors, upon recommendation of the Committee, that makes all final compensation decisions regarding the Company’s executives.

The Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed annually by the Committee). The conclusions reached based upon these reviews, including with respect to recommended base salary adjustments and annual award amounts, are then presented to the Committee and the Board of Directors for approval. The Committee and the Board of Directors can exercise their discretion in modifying any adjustments or awards to executives recommended by the Chief Executive Officer.

Setting Executive Compensation

Based on the philosophy and objectives outlined above, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the financial and operational goals set by the Company and to reward the executives for achieving such goals. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation. However, the Company has, from time to time, retained the services of Watson Wyatt Worldwide, an outside executive compensation consulting firm, to provide insight and advice regarding current trends in the area of executive compensation.

In determining the appropriate compensation packages for the Company’s named executive officers, the Committee reviews, on an annual basis, tally sheets which summarize each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. The Committee also periodically conducts an informal benchmark review of the Company’s executive compensation levels against the executive compensation levels at domestic companies with retail sales levels comparable to the Company. Other internal and external factors, such as internal pay equity within the Company, are also reviewed and considered by the Committee when establishing each named executive officer’s annual compensation package.

Consistent with the compensation philosophy mentioned above, a significant percentage of total executive compensation is allocated to incentives. Income from incentive compensation is realized as a result of the performance of the Company or the executive, depending on the type of award, compared to established corporate or individual goals. The Company does not have any pre-established policy for the allocation between annual executive compensation, on the one hand, and long-term incentive-based executive compensation, on the other hand. Similarly, the Company does not have any pre-established policy for the allocation between cash and non-cash, or short-term and long-term, incentive compensation. Rather, the Committee periodically reviews compensation survey data and general market trends to determine the appropriate level and mix of annual and incentive-based compensation to be paid to each named executive officer. Incentive compensation and equity awards are currently targeted at the following percentages of base salary:

	Cash-based Incentive Compensation (as a percentage of base salary)	Equity Awards (as a percentage of base salary)(a)
Chief Executive Officer	90%	200%
Executive Vice President	60%	150%
Senior Vice President	50%	100%
Vice President	35%	50%

(a)	The value of option grants is based upon the estimated fair value of the grants calculated using the Black-Scholes valuation model. The value of restricted shares is determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant.

The actual awards are made at the discretion of the Committee and may be higher or lower than the above targets.

The Committee continually assesses the consistency of the Company’s executive compensation programs with the Committee’s philosophy and objectives, the Company’s business strategy and general market practices.

Elements of Compensation

For fiscal year 2008, the principal compensation for the named executive officers was comprised of the following elements:

•	base salary;

•	cash-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the Company’s executives are established based on the level and scope of their accountability and responsibility for the performance of the Company with respect to policy-making and execution. In establishing executives’ base salaries, the Committee also takes into account not only the Company’s actual experience in the hiring of senior executives who have been recruited from similar positions in the industry, but also compensation survey data gathered from various sources. Base salary levels for all other salaried employees of the Company are also determined pursuant to both recent hiring experience and compensation survey data gathered from various sources. However, salary levels are not based exclusively on a formula. Rather, salary levels are derived from each position’s required skills and responsibilities, as compared to the average salary levels of like positions within other companies, as provided through various relevant independently generated sources.

The Committee generally targets executive base salaries at the market median (i.e., the 50th percentile of base salary levels paid to similarly situated executives). However, variations to the target may occur as dictated by the experience and skill level of the individual in question and market factors. The Committee also considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, individual experience and longer term potential.

The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experiences, and the individual’s contribution to the performance and profitability of the Company. Base salary adjustments for officers, other than the named executive officers, during fiscal year 2008 averaged approximately 2.44%. The base salaries for the named executive officers were unchanged in fiscal year 2008, with the exception of the Senior Vice President, General Counsel and Secretary, who received a base salary increase of 4.4% during fiscal year 2008.

Cash-Based Incentive Compensation

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each named executive officer receives his annual incentive bonus pursuant to the Company’s Annual Incentive Compensation Plan. Each year’s Annual Incentive Compensation Plan is established, and the bonuses paid pursuant thereto are made, under the Company’s shareholder-approved Stock Incentive Plan, which provides for cash performance awards.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated corporate goals, as well as for each officer’s achievement of individual performance objectives. These objectives vary depending on the individual officer, but generally relate to or otherwise support the key strategic corporate goals established by the Company for the fiscal year in question. The structure of the Annual Incentive Compensation Plan for each year, including the incentive formula, the performance measures, and the corporate and individual targets and objectives thereunder, are established and approved by the Committee during the first quarter of the year to which the bonuses relate.

The actual amount of each named executive officer’s bonus under the Annual Incentive Compensation Plan, other than the Chief Executive Officer’s, is determined based on the Chief Executive Officer’s recommendations, as well as the Committee’s review of the Company’s level of achievement of the stated corporate goals and the named executive officer’s achievement of his or her individual performance objectives for that year. This review is typically conducted during the first quarter following the completion of the fiscal year to which the bonus relates. Annual incentive bonuses are ordinarily paid in a single installment immediately following this review.

Each named executive officer is eligible for an annual incentive bonus up to an amount equal to a specified percentage of such executive’s base salary. Target amounts payable under the Annual Incentive Compensation Plan are proportionate to each executive officer’s accountability for the Company’s business plans. Under the Annual Incentive Compensation Plan for 2008 (the “2008 Plan”), the Committee targeted bonus amounts to be paid at (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer. Historically, the Committee has fixed the maximum payout for any officers’ annual incentive bonus under the Annual Incentive Compensation Plan at 150% of the participant’s targeted bonus. For a more detailed description of the 2008 Plan and its specific components, including a discussion regarding each named executive officer’s achievement of his respective objectives under the Individual Objectives Component of the 2008 Plan, please see the discussion following the table appearing in the section entitled “Grants of Plan-Based Awards” below.

Similar to the 2008 Plan, the Annual Incentive Compensation Plan for 2009 (the “2009 Plan”) is comprised of three components: (1) a total corporate objectives component, which represents 50% of the 2009 Plan’s potential bonus payout (the “2009 Operating Income Component”), (2) a North American comparable shop retail sales increase component, which represents 20% of the 2009 Plan’s potential bonus payout (the “2009 Retail Sales Component”), and (3) an individual objectives component, which represents the remaining 30% of the 2009 Plan’s potential bonus payout (the “2009 Individual Objectives Component”).

Bonus awards pursuant to the 2009 Operating Income Component of the 2009 Plan are based upon the Company’s achievement of an adjusted operating income target that is based on its budgeted operating income for 2009 of approximately $20,000,000, which is then adjusted to exclude the impact of bonus accruals, restricted stock amortization expense, costs related to the expensing of stock options, gains and losses on asset sales, and restructuring costs (the “2009 Financial Target”). In addition, the 2009 Operating Income Component contains a “2 for 1” enhancement feature whereby, for each 1% over the 2009 Financial Target achieved by the Company, an additional 2% is added to the target bonus award under the 2009 Operating Income Component. Similarly, for each 1% that the Company falls short of the 2009 Financial Target, the target bonus award under the 2009 Operating Income Component is reduced by 2%. The 2009 Plan specifically provides that no bonus awards are to be paid pursuant to the 2009 Operating Income Component unless the Company achieves at least 80% of the 2009 Financial Target (the “2009 Financial Target Threshold”).

Bonus awards pursuant to the 2009 Retail Sales Component of the 2009 Plan are based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2009 (the “2009 Sales Target”). The 2009 Retail Sales Component also contains an enhancement feature whereby, for each point over the 2009 Sales Target achieved by the Company in North America, an additional 20% will be added to the target bonus award payable thereunder (up to a maximum of 160% of target). Similarly, for each 1% that the Company falls short of the 2009 Sales Target, the target bonus award under the 2009 Retail Sales Component will be reduced by 10% (with no payout if there is less than an 1% increase in comparable shop retail sales in North America) (the “2009 Sales Target Threshold”).

Each participant’s objectives under the 2009 Individual Objectives Component of the 2009 Plan are established in advance by mutual agreement of the participant and his or her direct supervisor (or the Committee, in the case of the Chief Executive Officer) and must align with, and otherwise support and/or advance, the Company’s overall business strategy. The Committee has the authority to award a participant in excess of 100% of his or her target bonus payout under the 2009 Individual Objectives Component (subject to a maximum cap of 150%) in order to recognize a participant’s extraordinary achievement of his or her objectives under the 2009 Individual Objectives Component. Bonus awards pursuant to the 2009 Individual Objectives Component are not contingent upon the Company’s achievement of the 2009 Financial Target Threshold or the 2009 Sales Target Threshold.

Also similar to the 2008 Plan, the overall bonus target levels under the 2009 Plan are: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the above-described enhancement features under the 2009 Operating Income Component and the 2009 Retail Sales Component and the potential for extraordinary achievement under the 2009 Individual Objectives Component). The 2009 Plan provides for a maximum cap of 150% of a participant’s overall target bonus level, notwithstanding the above-described features.

The Committee oversees the 2009 Plan. All bonus awards made pursuant to the 2009 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the 2009 Financial Target Threshold and the 2009 Sales Target Threshold have been achieved by the Company and, if so, the applicable bonus award percentages under the 2009 Operating Income Component and the 2009 Retail Sales Component resulting from the enhancement features described above. The 2009 Plan also provides the Committee with the authority to include or exclude extraordinary or unusual items in determining the level of achievement of the 2009 Financial Target and the 2009 Sales Target.

Long-Term Equity Incentive Compensation

The Committee believes that shareholder value is enhanced through an ownership culture that encourages long-term performance by the Company’s officers through the use of stock-based awards. In furtherance of this philosophy, the Company has adopted, and the Company’s shareholders have approved, the Stock Incentive Plan, which permits the grant of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options (with or without stock appreciation rights), restricted stock awards, performance awards, or any combination of the foregoing. Incentive stock options and nonqualified stock options are granted at exercise prices equal to the closing market price on the date of grant.

The Stock Incentive Plan is designed to directly align the interests of the Company’s officers with those of its shareholders by rewarding the creation of shareholder value over the longer term. General stock option and restricted stock award grant guidelines have been established based on competitive practices of similarly-situated general industry and other retail companies, the applicable officer’s position, and the ability of the applicable officer to influence longer-term operating performance. In making grants of stock options and/or restricted stock awards, the Committee considers the targeted levels of equity awards for each officer level as shown in the table appearing on page 15 of this proxy statement, the recommendations of the Chief Executive Officer for all officers (other than the Chief Executive Officer), the level of stock options and/or restricted stock awards previously granted to the applicable officer, the performance of the Company, as well as the performance of the officer. It is the Committee’s belief that stock option and restricted stock award grants provide the Company’s officers with a significant interest in the creation of shareholder value through long-term growth in the price of the Company’s Common Stock.

The Company does not have any pre-established policy regarding the proper mix of stock options and restricted stock awards to use for compensation of its officers. However, the Committee may consider compensation survey data and general market trends when determining the appropriate long-term equity incentive compensation to be provided by the Company to its officers, including the named executive officers, for any given year. The Committee has, in recent years, increased the restricted stock percentage of each officer’s annual grant under the Company’s Stock Incentive Plan. Equity awards for 2008 for the named executive officers were targeted at approximately 40% stock options and 60% restricted stock awards (based upon the estimated fair value of the grants). However, as noted below, a portion of the 2008 restricted stock awards are subject to purely performance-based vesting. The Committee continues to fine-tune the mix of stock options, restricted stock awards with performance-based vesting and restricted stock awards with time-based vesting in order to strike the proper balance between (i) rewarding the creation of shareholder value through long-term stock price appreciation, (ii) minimizing shareholder dilution due to equity awards, and (iii) promoting retention of the officer through time vesting of options and restricted stock.

The annual awards under the Stock Incentive Plan are typically granted on the date of the Board of Directors meeting that coincides with the Annual Meeting of Shareholders. This date has historically been within approximately one week following the Company’s earnings release for its then most recently completed fiscal quarter.

Options and Restricted Stock.    The Committee makes stock option and restricted stock award grants to eligible employees on an annual basis pursuant to the Stock Incentive Plan. The Committee may also, in its discretion, grant stock options and restricted stock awards to an officer at the commencement of his or her employment and, occasionally, following a significant change in an officer’s job responsibilities, or otherwise to meet other special retention or performance objectives. The Committee reviews and approves stock option and restricted stock award grants to the officers (including the named executive officers other than the Chief Executive Officer) based upon the recommendations of the Company’s Chief Executive Officer, as well as a review of competitive compensation data, its assessment of individual performance, a review of each officer’s existing long-term incentives, and retention considerations. In 2008, the named executive officers were granted stock options and restricted stock awards in the amounts indicated in the section entitled “Grants of Plan-Based Awards” below.

Stock options granted to officers in fiscal year 2008 have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. In addition, these option grants vest 25% per annum based upon continued employment over a four-year period, and expire ten years after the date of grant. Unlike in years prior to 2007, the stock options granted in 2008 do not provide for accelerated vesting in the event of the applicable officer’s retirement. Rather, upon his or her retirement, all then unvested stock options granted in 2008 immediately and automatically lapse.

Restricted stock awards granted to executives in fiscal year 2008 were made pursuant to two separate tranches. The restricted stock award grants under the first tranche are time-based awards which vest in four equal annual installments commencing on the first anniversary of the date of grant. The restricted stock award grants under the second tranche are performance-based awards which are subject to vesting in 5% increments up to 50% of all such restricted shares on each anniversary of the date of grant based upon the Company’s achievement of certain percentages of increase in the CAGR of Adjusted Cash Flow Per Share (as defined below) during the applicable annual measurement period, as follows:

CAGR of Adjusted Cash Flow Per Share	Vesting Percentage
Less than 2.0%	0%
2.0% to 2.9%	10%
3.0% to 3.9%	15%
4.0% to 4.9%	20%
5.0% to 5.9%	25%
6.0% to 6.9%	30%
7.0% to 7.9%	35%
8.0% to 8.9%	40%
9.0% to 9.9%	45%
10.0% or more	50%

For purposes of the performance-based restricted stock award grants, “CAGR of Adjusted Cash Flow Per Share” is defined as the compound annual growth rate (expressed as a percentage) in Adjusted Cash Flow Per Share (as defined below) for the applicable annual measurement period, calculated relative to Adjusted Cash Flow Per Share for the trailing twelve (12) fiscal months ending on the Company’s quarterly period ended March 29, 2008. “Adjusted Cash Flow Per Share”, for purposes of the foregoing definition, is defined as the Company’s operating income or loss for the applicable annual measurement period, as reported by the Company on a GAAP basis, plus (i) depreciation and amortization, (ii) stock based compensation expense, (iii) business transformation expense, and (iv) losses on sale of assets, less (a) interest expense, (b) gains on sale of assets, and (c) year-end warranty adjustments resulting from the annual evaluation of the warranty redemption rates, all divided by fully-diluted weighted-average shares outstanding during the corresponding period. “Adjusted Cash Flow Per Share” may also be increased or decreased at the discretion of the Board for unusual and/or non-recurring items. The Company selected this performance measure for these restricted stock award grants as it most closely approximates the measure by which the Company’s results are evaluated by the its shareholders and analysts.

Any of the performance-based restricted shares which remain unvested on the date that is one month following the third anniversary of the grant date shall immediately and automatically lapse. In addition, similar to 2006 and 2007 but unlike in prior years, none of the restricted stock awards granted in 2008 provide for accelerated vesting in the event of the applicable executive’s retirement. Rather, upon his or her retirement, all then unvested restricted shares immediately and automatically lapse.

The stock options and restricted stock awards granted to executives in 2008 were in accordance with the targets and mix described above. However, in the case of John Warzecha, the Company’s Senior Vice President, Franchise Business Development, the Committee, upon the recommendation of the Chief Executive Officer, opted to intentionally deviate from the targets and mix described above in 2008. The reason for this deviation was to take into account the decision of Mr. Warzecha to begin working on a part-time basis beginning

January 1, 2009. Specifically, Mr. Warzecha did not receive any stock options or performance-based restricted stock awards in 2008. Similarly, in 2008, the Committee, again upon the recommendation of the Chief Executive Officer, opted to deviate from the targets and mix described above with respect to Rick Dow, the Company’s Senior Vice President and Chief Marketing Officer. Specifically, Mr. Dow received an additional 5,000 time-based restricted shares in 2008 as a one-time special retention grant.

Retirement and Other Benefits

All salaried employees of the Company are eligible to participate in the Midas Savings Plan for Salaried Employees (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all salaried employees of the Company, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a pre-tax basis. Until February 2009, the Company matched 100% of the first 6% of pay that was contributed to the Savings Plan after the first year of employment. Commencing in February 2009, the Company matches 50% of the first 6% of pay that is contributed to the Savings Plan after the first year of employment. The Company made this change to the Savings Plan as a cost saving measure. All contributions to the Savings Plan, as well as any matching contributions, are fully vested upon contribution. All of the named executive officers participated in the Savings Plan in fiscal year 2008.

In addition, all salaried employees of the Company are eligible to participate in the Midas Retirement Income Plan (the “Retirement Plan”). In addition, the Company’s executive officers, including the named executive officers, are eligible to participate in the nonqualified Midas Executive Retirement Plan (which was amended and renamed the Midas Executive Retirement Plan—Account Balance Component in November 2008) (the “ERP”) and the nonqualified Midas Supplemental Executive Retirement Plan (which was amended and renamed the Midas Executive Retirement Plan—Defined Benefit Retirement Component in November 2008) (the “SERP”). For a description of the Retirement Plan and the SERP, please see the discussion following the Pension Benefits table below. For a description of the ERP, please see the discussion under the section entitled “Nonqualified Deferred Compensation” below.

Perquisites and Other Personal Benefits

The Company also provides the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Each named executive officer is provided an automobile allowance (ranging from $18,600 to $33,600 per year), financial planning expense reimbursement (of up to $10,000 per year for the Chief Executive Officer and up to $5,000 per year for all other named executive officers), participation in the plans and programs described above, and medical, dental, life insurance and disability benefits, including reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans (of up to $6,000 per year). However, the Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for fiscal year 2008 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Stock Ownership Guidelines

On November 8, 2005, the Committee ratified the Company’s adoption of an Executive Stock Ownership Policy. The purpose of this policy is to further align certain executive officers with the long-term success of the Company. The policy requires the executives referenced below to maintain ownership of the Company’s Common Stock (including restricted stock) in an amount equal to a multiple of such executive’s base salary, as follows:

Position	Required Multiple of Base Salary
Chief Executive Officer	4x
Executive or Senior Vice President	2x

Each affected executive is required to achieve his applicable required ownership level within five years of the commencement date of his employment (or, in the case of a promotion, five years from the date of promotion). Further, until such time as the executive achieves his applicable required ownership level, he is prohibited from selling 100% of any restricted shares that vest and 50% of any shares obtained upon exercise of stock options (other than as needed to cover the tax obligation arising from such vesting or exercise). The Committee periodically monitors each affected executive officer’s continuing compliance with the Company’s Executive Stock Ownership Policy. As of the date of this proxy statement, certain of the Company’s executive officers who are subject to the Executive Stock Ownership Policy are not in compliance with the policy’s terms and requirements. The reason for this noncompliance is the recent substantial decrease in the price of the Company’s Common Stock.

Tax and Accounting Implications

Deductibility of Executive Compensation

In the performance of its duties, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. It is the current policy of the Committee that compensation payable to the named executive officers should generally meet the conditions required for full deductibility under Section 162(m). However, tax deductibility is not the only criterion the Committee considers when establishing compensation programs and strategy, and, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Committee believes that the desirability of preserving the tax deductibility of executive compensation, to the extent practicable, must be weighed against the importance of consistency with respect to the Company’s executive compensation philosophy and objectives, the needs of the Company, and shareholder interests. The Committee believes that the ability to exercise discretion in this area is in the best interests of the Company and its shareholders.

As was the case for fiscal year 2008, the Committee believes that the annual incentive bonus to be paid to Mr. Feldman for fiscal year 2009 will be performance-based and, therefore, should meet the conditions required for deductibility under Section 162(m).

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it operated in good faith compliance with these statutory provisions which were effective January 1, 2005, including Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In November of 2008, the Company amended its various compensation and benefit arrangements in order to be in full compliance with Section 409A. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Beginning on January 1, 2006, the Company began accounting for stock-based compensation paid to its executives under the Stock Incentive Plan in accordance with the requirements of Statement of Financial Accounting Standard No. 123R.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s 2009 proxy statement and its incorporation by reference into the Company’s 2008 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Thomas L. Bindley, Chairman
Archie R. Dykes
Jarobin Gilbert, Jr.
Diane L. Routson
Robert R. Schoeberl

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers. These officers are referred to herein, collectively, as the “named executive officers”. The Company has not entered into any employment-related agreements with any of the named executive officers, other than those described below the Summary Compensation Table.

Based on the base salary of the named executive officers for fiscal year 2008 and the estimated fair value of equity awards granted to them during fiscal year 2008: (a) “salary” accounted for between 41% and 74%, and cash incentive compensation accounted for between 5% and 7%, of the total compensation of each named executive officer who was a Senior Vice President, (b) “salary” accounted for approximately 37%, and cash incentive compensation accounted for approximately 8%, of the total compensation of the named executive officer who was an Executive Vice President, and (c) “salary” accounted for approximately 31%, and cash incentive compensation accounted for approximately 7%, of the total compensation of the named executive officer who was the Chief Executive Officer. Because the value of certain equity awards included below is based on the SFAS 123R expense rather than the estimated fair value, the foregoing percentages may not be derivable using the amounts reflected in the table below.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Alan D. Feldman	2008	725,000		—	809,968	498,804	156,835	127,810	70,493	2,388,910
Chairman, President and CEO	2007 2006	725,000 725,000		— 500,000	939,512 513,174	1,119,954 963,626	435,000 —	67,499 66,536	74,957 63,625	3,361,922 2,831,961

William M. Guzik	2008	295,000		—	333,085	133,480	61,729	39,949	59,365	922,608
Executive Vice President and CFO	2007 2006	295,000 277,500	(e)	— —	321,796 243,201	137,789 208,760	132,600 133,962	27,378 19,603	61,691 56,083	976,254 939,109

John A. Warzecha	2008	257,500		—	234,418	78,964	23,302	89,042	49,539	732,765
Senior Vice President, Franchise Business Development	2007 2006	257,500 250,000		— —	139,698 103,844	86,488 162,394	78,600 110,813	96,176 49,514	52,005 50,831	710,467 727,396

Frederick W. Dow, Jr.	2008	257,500		—	190,814	132,161	30,128	36,222	50,768	697,593
Senior Vice President and Chief Marketing Officer	2007 2006	257,500 250,000		—	188,089 131,494	166,604 144,459	83,100 109,688	34,416 27,895	43,947 47,296	773,656 710,832

Alvin K. Marr	2008	225,000		—	134,138	87,771	33,750	20,634	37,863	539,156
Senior Vice President, General Counsel and Secretary	2007 2006	215,000 205,000		— —	144,428 91,813	84,937 123,620	75,700 95,479	13,768 10,990	43,079 42,025	576,912 568,927

(a)	Represents the amortization expense as determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2008 Annual Report on Form 10-K on page F-28, footnote 10.
(b)	Represents the amortization expense as calculated using the Black-Scholes valuation model under SFAS 123R assuming that time vesting is achieved. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2008 Annual Report on Form 10-K on page F-27, footnote 10.
(c)	Includes the following items:

Name	Year	Non-Qualified Above-Market Earnings ($)(1)	Increase in Present Value of Pension ($)	Increase in Present Value of SERP ($)	Total ($)
Alan D. Feldman	2008	—	19,884	107,926	127,810
	2007	—	18,189	49,310	67,499
	2006	—	11,890	54,646	66,536
William M. Guzik	2008	5,106	14,245	20,598	39,949
	2007	5,545	12,945	8,888	27,378
	2006	3,228	7,911	8,464	19,603
John A. Warzecha	2008	7,496	33,721	47,825	89,042
	2007	7,970	36,772	51,434	96,176
	2006	4,739	12,242	32,533	49,514
Frederick W. Dow, Jr.	2008	235	22,381	13,606	36,222
	2007	—	27,078	7,338	34,416
	2006	—	18,247	9,648	27,895
Alvin K. Marr	2008	350	13,570	6,714	20,634
	2007	666	11,648	1,454	13,768
	2006	304	6,282	4,404	10,990

(1)	These amounts represent the difference between (A) the actual earnings credited to the named executive officer’s account based upon the prime rate and (B) the amounts that would have been credited to the named executive officer’s account using the monthly long-term Applicable Federal Rates as published by the IRS. The prime rate used to calculate the actual earnings credited to the named executive officer’s account is updated semi-annually on January 1 and July 1 of each year.

(d)	Includes the following items:

Name	Year	Auto Allowance ($)	Excess Medical ($)(1)	Registrant Contributions to Savings Plan ($)	Registrant Contributions to ERP ($)	Other ($)(2)	Total ($)
Alan D. Feldman	2008	33,600	6,000	13,800	—	17,093	70,493
	2007	33,600	6,000	13,500	—	21,857	74,957
	2006	33,600	6,000	13,200	—	10,825	63,625
William M. Guzik	2008	27,600	6,000	13,800	11,387	578	59,365
	2007	27,600	6,000	13,500	14,013	578	61,691
	2006	19,725	6,000	13,200	13,213	3,945	56,083
John A. Warzecha	2008	18,600	6,000	13,800	6,184	4,955	49,539
	2007	18,600	6,000	13,500	12,585	1,320	52,005
	2006	18,600	6,000	13,200	11,875	1,156	50,831
Frederick W. Dow, Jr.	2008	18,600	6,000	13,800	10,740	1,628	50,768
	2007	18,600	6,000	13,500	—	5,847	43,947
	2006	18,600	6,000	13,200	—	9,496	47,296
Alvin K. Marr	2008	18,600	6,000	13,263	—	—	37,863
	2007	18,600	6,000	13,500	4,979	—	43,079
	2006	18,600	6,000	12,300	5,125	—	42,025

(1)	These amounts represent the maximum annual reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans. This reimbursement is only offered to the Senior Vice Presidents, Executive Vice President and Chief Executive Officer of the Company.
(2)	These amounts include the payment, or reimbursement by the Company, of financial planning related fees, spousal travel, airline membership dues and tax gross-up amounts related to these items.

(e)	This amount represents the salary actually earned by Mr. Guzik for 2006. His annual salary was increased from $275,000 to $295,000 on November 15, 2006.

Agreements with Named Executive Officers

Employment Agreements

The Company does not have any formal employment agreements with any of its named executive officers. Rather, the terms of their respective employment with the Company were initially established pursuant to either original employment letters or informal promotion letters from the Company and are currently set on an annual basis by mutual agreement of the Board of Directors (or the Compensation Committee, in the case of the Chief Executive Officer) and each individual executive. These executives are generally entitled to the salary, incentive bonus and other benefits described in the Summary Compensation Table, subject, in each case, to yearly increase or decrease at the discretion of the Compensation Committee or the Board of Directors.

Severance Agreements

In October 2002, immediately following the resignation of the Company’s former Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of the Company’s key executive officers, including Messrs. Guzik, Marr and Warzecha, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provides for, among other things, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following the executive officer’s termination without cause at any time in the future. The executive officer would not be entitled to the severance payment or benefits if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. In 2008, each of the foregoing special retention packages was modified as necessary in order to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Employment Letters

As noted above, the Company does not have any formal employment agreements with any of its named executive officers. However, certain of the named executive officers—namely, Messrs. Feldman and Dow—received employment letters from the Company at the commencement of their employment. These letters, which are described below, not only set forth the initial compensation to be provided by the Company to each of those executives, but also contained certain agreements by the Company.

Feldman Employment Letter.    On January 13, 2003, Mr. Feldman received an employment letter from the Company confirming his employment as Chief Executive Officer beginning on January 9, 2003. As set forth in the letter, Mr. Feldman’s annual base salary was initially established at the rate of $650,000, which amount was consistent with what the Compensation Committee, in consultation with the Company’s then outside executive compensation consultants, Watson Wyatt Worldwide, deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Chief Executive Officer. Mr. Feldman’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 75% of his annual base salary (subsequently increased to 90% in 2007), with a maximum incentive opportunity of one hundred fifty percent (150%) of annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Feldman was granted (a) stock options to purchase 500,000 shares of the Company’s Common Stock, which options vested ratably over a five year period, and (b) 150,000 shares of restricted stock of the Company, which shares cliff vested on the fifth anniversary of his employment commencement date (but were subject to the Board of Director’s discretionary right to accelerate vesting of such restricted shares in 50,000 share increments on each anniversary of the date of grant if the total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeded the total shareholder return of the S&P 500 Index for the same period).

In addition to the foregoing, Mr. Feldman’s employment letter provided him with a severance package whereby, in the event of any involuntary termination of his employment without cause at any time in the future, he will be entitled to (a) 24 months of base salary continuation (excluding automobile allowance), and (b) continuation of executive medical, dental and basic life insurance benefits for the same period. Mr. Feldman would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Feldman’s employment letter.

In 2008, Mr. Feldman’s employment letter was modified as necessary in order to ensure its compliance with Section 409A.

Dow Employment Letter.    On June 13, 2003, Mr. Dow received an employment letter from the Company confirming his employment as Senior Vice President and Chief Marketing Officer beginning on June 13, 2003. As set forth in the letter, Mr. Dow’s annual base salary was initially established at the rate of $225,000, which amount was consistent with what the Compensation Committee deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Senior Vice President and Chief Marketing Officer. Mr. Dow’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 50% of his annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Dow was granted (a) stock options to purchase 60,000 shares of the Company’s Common Stock, which options vested ratably over a five year period, and (b) 10,000 shares of restricted stock of the Company, which shares vested ratably over a four year period.

In addition to the foregoing, the employment letter provided to Mr. Dow a severance package whereby, in the event of any involuntary termination of his employment (excluding engagement in gross conduct injurious to the Company) at any time in the future, he will be entitled to (1) a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and (2) reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination. Mr. Dow would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Dow’s employment letter.

In 2008, Mr. Dow’s employment letter was modified as necessary in order to ensure its compliance with Section 409A.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of the named executive officers. The Change in Control Agreements were a result of a determination by the Board that it is important and in the best interests of the Company and its shareholders to ensure that, in the event of a possible change in control of the Company, the stability and continuity of management continues unimpaired, free of the distractions incident to any such possible change in control.

For purposes of the Change in Control Agreements, a “change in control” includes (1) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets, other than a transaction in which (a) the beneficial owners of the Company’s Common Stock prior to the transaction own at least two-thirds of the voting securities of the Company resulting from such transaction, (b) no person owns 25% or more of the voting securities of the Company resulting from such transaction, and (c) the members of the Company’s Board of Directors constitute at least a majority of the members of the Board resulting from such transaction, (2) the consummation of a plan of complete liquidation or dissolution of the Company, (3) the acquisition by any person or group of 25% or more of the Company’s voting securities, or (4) persons who were directors of the Company on January 30, 1998 (or their successors, if elected by the Company’s shareholders and approved by a majority of the members of the Board) cease to constitute a majority of the Company’s Board.

Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other “good reason” as defined in the Change in Control Agreements. The principal benefits to be provided to officers under the Change in Control Agreements are (i) scheduled payments and/or a lump sum payment equal to three years’ compensation (base salary and incentive compensation), and (ii) continued participation in the Company’s employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of the Company, would constitute a “parachute payment” as defined in the Internal Revenue Code of 1986, as amended, and, therefore, subject the officer to the excise tax imposed by Section 4999 of the Code, the Company will pay such tax and any taxes on such payment.

The Change in Control Agreements are not employment agreements and do not impair the right of the Company to terminate the employment of the officer with or without cause prior to a change in control, or the right of the officer to voluntarily terminate his employment at any time.

In 2008, each of the foregoing Change in Control Agreements was modified as necessary in order to ensure its compliance with Section 409A.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s Annual Incentive Compensation Plan for fiscal year 2008 (described below) and under the Company’s Stock Incentive Plan (described above under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis above) granted during fiscal year 2008 to the named executive officers.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards Number of Shares of Stock or Units (#)		All Other Options Awards Number of Securities Underlying Options (#)(e)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($)(f)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan D. Feldman	Annual Incentive		0	652,500	978,750	—	—	—	—		—	—	—
	Performance Stock	5/6/2008	—	—	—	—	—	211,800	20,000	(b)	—	—	304,400
	Service Stock	5/6/2008	—	—	—	—	—	—	40,000	(c)	—	—	608,800
	Options	5/6/2008	—	—	—	—	—	—	—		100,000	15.22	582,000

William M. Guzik	Annual Incentive		0	177,000	265,500	—	—	—	—		—	—	—
	Performance Stock	5/6/2008	—	—	—	—	—	63,540	6,000	(b)	—	—	91,320
	Service Stock	5/6/2008	—	—	—	—	—	—	12,000	(c)	—	—	182,640
	Options	5/6/2008	—	—	—	—	—	—	—		30,000	15.22	174,600

John A. Warzecha	Annual Incentive		0	128,750	193,125	—	—	—	—		—	—	—
	Service Stock	5/6/2008	—	—	—	—	—	—	4,500	(d)	—	—	68,490

Frederick W. Dow, Jr.	Annual Incentive		0	128,750	193,125	—	—	—	—		—	—	—
	Performance Stock	5/6/2008	—	—	—	—	—	37,065	3,500	(b)	—	—	53,270
	Service Stock	5/6/2008	—	—	—	—	—	—	12,000	(c)	—	—	182,640
	Options	5/6/2008	—	—	—	—	—	—	—		17,000	15.22	98,940

Alvin K. Marr	Annual Incentive		0	112,500	168,750	—	—	—	—		—	—	—
	Performance Stock	5/6/2008	—	—	—	—	—	37,065	3,500	(b)	—	—	53,270
	Service Stock	5/6/2008	—	—	—	—	—	—	7,000	(c)	—	—	106,540
	Options	5/6/2008	—	—	—	—	—	—	—		17,000	15.22	98,940

(a)	Based on $10.59 per share, which was the closing price for the Company’s Common Stock on January 2, 2009, as reported for New York Stock Exchange Composite Transactions.
(b)	These restricted stock award grants are subject to vesting based upon achievement of specified increases in the CAGR of Adjusted Cash Flow Per Share during each applicable annual measurement period. See discussion under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis above for additional details. Dividends are paid on these restricted shares at the times and in the same amounts as dividends are paid to all shareholders.
(c)	These restricted stock award grants vest in four equal annual installments commencing on the first anniversary of the date of grant. Dividends are paid on these restricted shares at the times and in the same amounts as dividends are paid to all shareholders.
(d)	These restricted stock award grants vest in three equal annual installments commencing on the first anniversary of the date of grant. Dividends are paid on these restricted shares at the times and in the same amounts as dividends are paid to all shareholders.
(e)	Represents the number of options to purchase the Company’s Common Stock awarded to the named executive officer. These options vest in four equal installments commencing on the first anniversary of the date of grant. The exercise price is the closing price of the Company’s Common Stock on the date of grant, which was $15.22 per share.
(f)	Calculated pursuant to SFAS 123R. The value of each option to purchase the Company’s Common Stock using the Black-Scholes valuation model was $5.82. The value of each restricted share was based on the closing price of the Company’s Common Stock on the grant date, which was $15.22 per share.

Annual Incentive Compensation Plan for 2008

The Annual Incentive Compensation Plan for 2008 (the “2008 Plan”) was comprised of three components: (1) a total corporate objectives component, which represented 50% of the 2008 Plan’s potential bonus payout (the “2008 Operating Income Component”), (2) a North American comparable shop retail sales increase component, which represented 20% of the 2008 Plan’s potential bonus payout (the “2008 Retail Sales Component”), and (3) an individual objectives component, which represented the remaining 30% of the 2008 Plan’s potential bonus payout (the “2008 Individual Objectives Component”). As a result, a substantial portion of each executive’s annual bonus was contingent upon the Company’s achievement of established corporate goals, while the remaining portion was based upon the executive’s accomplishment of individual performance objectives.

Bonus awards pursuant to the 2008 Operating Income Component of the 2008 Plan were based upon the Company’s achievement of an adjusted operating income target that was based on its budgeted operating income, excluding business transformation charges, of approximately $28 million for 2008 (the “2008 Financial Target”). In addition, the 2008 Operating Income Component contained a “2 for 1” enhancement feature whereby, for each 1% over the 2008 Financial Target achieved by the Company, an additional 2% was added to the target bonus award under the 2008 Operating Income Component. Similarly, for each 1% that the Company fell short of the 2008 Financial Target, the target bonus award under the 2008 Operating Income Component was reduced by 2%. The 2008 Plan specifically provided that no bonus awards were to be paid pursuant to the 2008 Operating Income Component unless the Company achieved at least 80% of the 2008 Financial Target (the “2008 Financial Target Threshold”).

Bonus awards pursuant to the 2008 Retail Sales Component of the 2008 Plan were based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2008 (the “2008 Sales Target”). The 2008 Retail Sales Component also contained an enhancement feature whereby, for each point over the 2008 Sales Target achieved by the Company in North America, an additional 20% would be added to the target bonus award payable thereunder (up to a maximum of 160% of target). Similarly, for each 1% that the Company fell short of the 2008 Sales Target, the target bonus award under the 2008 Retail Sales Component would be reduced by 10% (with no payout if there was no increase in comparable shop retail sales in North America) (the “2008 Sales Target Threshold”).

Each participant’s objectives under the 2008 Individual Objectives Component of the 2008 Plan were established in advance by mutual agreement of the participant and his or her direct supervisor (or the Compensation Committee, in the case of the Chief Executive Officer) and aligned with, and otherwise supported and/or advanced, the Company’s overall business strategy. For purposes of the 2008 Plan, each named executive officer was given, and agreed to, between four and eight specific, pre-established objectives under the 2008 Individual Objectives Component. The Compensation Committee had the authority to award a participant in excess of 100% of his or her target bonus payout under the 2008 Individual Objectives Component (subject to a maximum cap of 150%) in order to recognize a participant’s extraordinary achievement of his or her objectives under the 2008 Individual Objectives Component. Bonus awards pursuant to the 2008 Individual Objectives Component were not contingent upon the Company’s achievement of the 2008 Financial Target Threshold or the 2008 Sales Target Threshold.

The overall bonus target levels under the 2008 Plan were: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the enhancement features under the 2008 Operating Income Component and the 2008 Retail Sales Component described above and the potential for extraordinary achievement under the 2008 Individual Objectives Component). The 2008 Plan provided for a maximum cap of 150% of a participant’s overall target bonus level, notwithstanding the above-described features.

Based upon the Company’s actual results of operations in 2008, the Board of Directors determined that neither the 2008 Financial Target Threshold under the 2008 Operating Income Component nor the 2008 Sales Target Threshold under the 2008 Retail Sales Component had been met. As a result, there were no bonus payouts made pursuant to either the 2008 Operating Income Component or the 2008 Retail Sales Component of the 2008 Plan. In addition, the Board determined that the performance criteria under the 2008 Individual Objectives Component of the 2008 Plan had been achieved by the named executive officers at the following levels (represented as a percentage of target bonus payout under the 2008 Individual Objectives Component): (a) Mr. Feldman—80%, (b) Mr. Guzik—116%, (c) Mr. Warzecha—60%, (d) Mr. Dow—78%, and (e) Mr. Marr—100%.

Regarding the Chief Executive Officer only, the Compensation Committee had approved, in March 2008, eight pre-established goals that it deemed desirable and appropriate for Mr. Feldman’s personal objectives under the 2008 Individual Objectives Component of the 2008 Plan. These objectives were deemed by the Compensation Committee to be critical components to the Company’s efforts to improve the overall operating effectiveness of the Midas system and to increase the Company’s retail sales). Accordingly, in order to determine Mr. Feldman’s individual performance of those objectives for purposes of the 2008 Plan, the Compensation Committee reviewed and assessed not only achievement of the eight goals noted above, but also achievement of the 19 pre-established sub-points underlying those eight goals. Based upon its assessment of Mr. Feldman’s individual performance of the foregoing objectives, it was the Compensation Committee’s determination that the Chief Executive Officer had achieved a weighted average score of approximately 80% for his personal objectives under the 2008 Individual Objectives Component of the 2008 Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at January 3, 2009.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Alan D. Feldman	500,000	—	6.77	1/9/2013	13,333	141,196	21,000	222,390
	50,000	—	8.09	5/8/2013	50,000	529,500	20,000	211,800
	40,000	10,000	18.65	5/11/2014	100,000	1,059,000
	80,000	—	18.65	5/11/2014	16,800	177,912
	30,000	20,000	22.17	5/10/2015	40,000	423,600
	20,000	30,000	21.74	5/9/2016
	13,900	55,600	21.53	5/8/2017
	—	100,000	15.22	5/6/2018

Subtotals	733,900	215,600			220,133	2,331,208	41,000	434,190

William M. Guzik	10,000	—	14.88	8/14/2010	4,166	44,118	6,300	66,717
	20,000	—	10.01	11/8/2011	28,000	296,520	6,000	63,540
	36,000	—	13.40	5/9/2012	20,000	211,800
	24,000	—	8.09	5/8/2013	5,040	53,374
	14,000	3,500	18.65	5/11/2014	12,000	127,080
	4,800	3,200	22.17	5/10/2015
	3,200	4,800	21.74	5/9/2016
	4,200	16,800	21.53	5/8/2017
	—	30,000	15.22	5/62018

Subtotals	116,200	58,300			69,206	732,892	12,300	130,257

John A. Warzecha	10,000	—	14.88	8/14/2010	4,166	44,118	3,450	36,536
	6,000	—	8.09	5/8/2013	8,000	84,720
	14,000	3,500	18.65	5/11/2014	16,000	169,440
	4,800	3,200	22.17	5/10/2015	2,760	29,228
	3,200	4,800	21.74	5/9/2016	4,500	47,655
	2,300	9,200	21.53	5/8/2017

Subtotals	40,300	20,700			35,426	375,161	3,450	36,536

Frederick W. Dow, Jr.	40,526	—	11.06	6/13/2013	4,166	44,118	3,450	36,536
	14,000	3,500	18.65	5/11/2014	8,000	84,720	3,500	37,065
	4,800	3,200	22.17	5/10/2015	16,000	169,440
	3,200	4,800	21.74	5/9/2016	2,760	29,228
	2,300	9,200	21.53	5/8/2017	12,000	127,080
	—	17,000	15.22	5/6/2018

Subtotals	64,826	37,700			42,926	454,586	6,950	73,601

Alvin K. Marr	4,000	—	8.09	5/8/2013	2,833	30,001	3,450	36,536
	2,300	2,300	18.65	5/11/2014	12,000	127,080	3,500	37,065
	4,800	3,200	22.17	5/10/2015	16,000	169,440
	3,200	4,800	21.74	5/9/2016	2,760	29,228
	2,300	9,200	21.53	5/8/2017	7,000	74,130
	—	17,000	15.22	5/6/2018

Subtotals	16,600	36,500			40,593	429,879	6,950	73,601

(a)	The following chart sets forth the vesting information with respect to the unexercisable stock option awards held by the named executive officers as of January 3, 2009:

	No. of Unexercisable Options Held on January 3, 2009	Vesting
Alan D. Feldman	10,000	May 11, 2009
	20,000	10,000 on May 10, 2009 and 2010
	30,000	10,000 on May 9, 2009, 2010 and 2011
	55,600	13,900 on May 8, 2009, 2010, 2011 and 2012
	100,000	25,000 on May 6, 2009, 2010, 2011 and 2012

215,600

William M. Guzik	3,500	May 11, 2009
	3,200	1,600 on May 10, 2009 and 2010
	4,800	1,600 on May 9, 2009, 2010 and 2011
	16,800	4,200 on May 8, 2009, 2010, 2011 and 2012
	30,000	7,500 on May 6, 2009, 2010, 2011 and 2012

58,300

John A. Warzecha	3,500	May 11, 2009
	3,200	1,600 on May 10, 2009 and 2010
	4,800	1,600 on May 9, 2009, 2010 and 2011
	9,200	2,300 on May 8, 2009, 2010, 2011 and 2012

20,700

Frederick W. Dow, Jr.	3,500	May 11, 2009
	3,200	1,600 on May 10, 2009 and 2010
	4,800	1,600 on May 9, 2009, 2010 and 2011
	9,200	2,300 on May 8, 2009, 2010, 2011 and 2012
	17,000	4,250 on May 6, 2009, 2010, 2011 and 2012

37,700

Alvin K. Marr	2,300	May 11, 2009
	3,200	1,600 on May 10, 2009 and 2010
	4,800	1,600 on May 9, 2009, 2010 and 2011
	9,200	2,300 on May 8, 2009, 2010, 2011 and 2012
	17,000	4,250 on May 6, 2009, 2010, 2011 and 2012

36,500

(b)	The following chart sets forth the vesting information with respect to the restricted stock awards held by the named executive officers as of January 3, 2009:

	No. of Restricted Shares Held on January 3, 2009	Vesting
Alan D. Feldman	13,333	May 11, 2009
	50,000	May 10, 2012 (1)
	100,000	May 9, 2013 (2)
	16,800	4,200 on May 8, 2009, 2010, 2011 and 2012
	21,000	(3)
	40,000	10,000 on May 6, 2009, 2010, 2011 and 2012
	20,000	(4)

	261,133

William M. Guzik	4,166	May 11, 2009
	8,000	May 10, 2012 (1)
	20,000	May 10, 2009
	20,000	May 9, 2013 (2)
	5,040	1,260 on May 8, 2009, 2010, 2011 and 2012
	6,300	(3)
	12,000	3,000 on May 6, 2009, 2010, 2011 and 2012
	6,000	(4)

	81,506

	No. of Restricted Shares Held on January 3, 2009	Vesting
John A. Warzecha	4,166	May 11, 2009
	8,000	May 10, 2012 (1)
	16,000	May 9, 2013 (2)
	2,760	690 on May 8, 2009, 2010, 2011 and 2012
	3,450	(3)
	4,500	1,500 on May 6, 2009, 2010 and 2011

	38,876

Frederick W. Dow, Jr.	4,166	May 11, 2009
	8,000	May 10, 2012 (1)
	16,000	May 9, 2013 (2)
	2,760	690 on May 8, 2009, 2010, 2011 and 2012
	3,450	(3)
	12,000	3,000 on May 6, 2009, 2010, 2011 and 2012
	3,500	(4)

	49,876

Alvin K. Marr	2,833	May 11, 2009
	12,000	May 10, 2012 (1)
	16,000	May 9, 2013 (2)
	2,760	690 on May 8, 2009, 2010, 2011 and 2012
	3,450	(3)
	7,000	1,750 on May 6, 2009, 2010, 2011 and 2012
	3,500	(4)

	47,543

(1)	Vesting of one-third of these shares shall accelerate on one or more of May 10, 2009, 2010, and 2011 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period.
(2)	Vesting of one-third of these shares shall accelerate on one or more of May 9, 2009, 2010, 2011 and 2012 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period.
(3)	Vesting of one-third of these shares shall accelerate on one or more of May 8, 2009, 2010, 2011, 2012, 2013, 2014, and 2015 if, during the applicable annual measurement period, the total shareholder return on the Company’s Common Stock exceeds the total shareholder return of the S&P 500 Index. Each annual measurement period shall commence and end on the grant date or an anniversary of the grant date, as applicable. All beginning and ending measurements shall be calculated using the simple average closing price during the 21 day trading period commencing ten trading days before and ending ten trading days after the grant date or the anniversary of the grant date, as applicable. All unvested shares following the seventh anniversary of the grant date shall immediately lapse.
(4)	These 2008 restricted stock award grants are subject to vesting based upon achievement of specified increases in the CAGR of Adjusted Cash Flow Per Share during each applicable annual measurement period. See discussion under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis above for additional details.

(c)	Based on $10.59 per share, which was the closing price of the Company’s Common Stock on January 2, 2009, as reported for New York Stock Exchange Composite Transactions.

OPTION EXERCISES AND STOCK VESTED

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our named executive officers during fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan D. Feldman	—	—	54,200	750,328
William M. Guzik	—	—	9,260	138,218
John A. Warzecha	—	—	8,690	129,760
Frederick W. Dow, Jr.	—	—	8,690	129,760
Alvin K. Marr	—	—	690	10,240

PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each of our named executive officers, and the number of years of service credited to each such executive, under the respective retirement plans.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Alan D. Feldman	Midas Retirement Income Plan	6.0		80,481	—
	Midas Supplemental Executive Retirement Plan	6.0		322,244	—

William M. Guzik	Midas Retirement Income Plan	9.0		75,592	—
	Midas Supplemental Executive Retirement Plan	9.0		54,130	—

John A. Warzecha	Midas Retirement Income Plan	20.0	(b)	340,457	—
	Midas Supplemental Executive Retirement Plan	20.0	(b)	170,049	—

Frederick W. Dow, Jr.	Midas Retirement Income Plan	5.5		94,083	—
	Midas Supplemental Executive Retirement Plan	5.5		46,629	—

Alvin K. Marr	Midas Retirement Income Plan	11.5		68,668	—
	Midas Supplemental Executive Retirement Plan	11.5		14,918	—

(a)	Actuarial assumptions used in calculating the present value of accumulated benefit are described in the Company’s financial statements on Form 10-K on page F-25, footnote 9.
(b)	Although Mr. Warzecha has been employed by the Company for 35 years, his number of years of credited service is 20 because, under each of the retirement plans, the maximum number of years of credited service is 20.

Retirement Income Plan

Under the Midas Retirement Income Plan (the “Retirement Plan”), full or part-time employees working for the Company, including the named executive officers, who have completed five years of employment with the Company earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Retirement benefits are generally calculated as the product of 1.0% times the years of service (up to a maximum of 20 years) multiplied by the employee’s highest average annual earnings (i.e., base salary and bonus) over either the last 60 consecutive months worked or the highest five consecutive calendar years out of the last 10 calendar years worked for the Company, whichever is greater (the “Applicable Average Earnings”).

If the employee retires between the ages of 55 and 64, the amount of benefits to which he or she is entitled under the Retirement Plan is reduced. Specifically, if the employee reaches age 55 when he or she leaves the Company and has completed at least 20 years of credited service, the benefit reduction is 4% for each year that payments start before age 65. As a result, the 20+ year employee would be entitled to 60% of the accrued benefits if he or she retires at age 55. However, the applicable benefit reduction for each year that payments start before age 65 becomes even greater (i.e., between 4% and 11% per year) if the employee leaves the Company before reaching age 55 or has completed less than 20 years of credited service with the Company. An employee who has completed five years of employment with the Company, but who leaves the Company before reaching age 55, is not entitled to begin receiving payments under the Retirement Plan until he or she reaches the age of 55.

Benefits in excess of the amounts payable pursuant to IRS Regulations are covered under the Midas Supplemental Executive Retirement Plan (amended and renamed the Midas Executive Retirement Plan—Defined Benefit Retirement Component in November 2008) described below.

As of January 3, 2009, the named executive officers had the following accrued benefits vested under the Retirement Plan (reflected as a percentage of Applicable Average Earnings and based upon the number of years of credited service with the Company as of January 3, 2009): Alan D. Feldman—6%; William M. Guzik—9%: John A. Warzecha—20%; Frederick W. Dow, Jr.—5%; and Alvin K. Marr—11%. Furthermore, Messrs. Feldman, Warzecha and Dow were eligible for early retirement under the Retirement Plan as of January 3, 2009.

Supplemental Executive Retirement Plan

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Supplemental Executive Retirement Plan (amended and renamed the Midas Executive Retirement Plan—Defined Benefit Retirement Component in November 2008) (the “SERP”). The supplemental pension benefit payable under the SERP is based on that portion of the executive officer’s pensionable earnings that exceeds the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. This benefit is determined by using the same formula used to calculate benefits under the Retirement Plan. In 2008, the SERP was modified as necessary in order to ensure its compliance with Section 409A. Similar to the Retirement Plan, Messrs. Feldman, Warzecha and Dow were eligible for early retirement under the SERP as of January  3, 2009.

NONQUALIFIED DEFERRED COMPENSATION

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Executive Retirement Plan (amended and renamed the Midas Executive Retirement Plan—Account Balance Component in November 2008) (the “ERP”). Pursuant to the ERP, an executive can defer up to 15% of his or her base salary and annual incentive bonus to the ERP on a pre-tax basis. Until February 2009, the Company matched 100% of the first 6% of pay that was contributed to the ERP, but only to the extent that the Company’s match to the executive under the Saving Plan was less than 6% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings Plan and the ERP prior to

February 2009 could not exceed 6% of the executive’s pay (base salary plus incentive compensation). Commencing in February 2009, the Company matches 50% of the first 6% of pay that is contributed to the ERP, but only to the extent that the Company’s match to the executive under the Saving Plan is less than 3% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings Plan and the ERP cannot exceed 3% of the executive’s pay (base salary plus incentive compensation). All contributions to the ERP, as well as any matching contributions, are fully vested upon contribution. The investment income under the ERP is calculated quarterly using the prime rate of interest on the first day of January and July of each applicable calendar year. The ERP is unfunded.

Deferral elections are made by eligible executives on or before the last day of each year for amounts to be earned in the following year. Subject to the terms of the ERP and except as provided below, benefits under the ERP will be paid no earlier than the first day of the second calendar month following the executive’s retirement or termination. For those executives (including all of the named executive officers) who constitute “specified employees” (as defined in the ERP), the benefits under the ERP that otherwise would be paid to the executive at any time during the first six months following the executive’s retirement or termination shall instead be accumulated and paid to the executive on the earlier of (A) the first day of the seventh month following the date of retirement or termination or (B) the date of the executive’s death. However, upon a showing of financial hardship and receipt of approval from the Compensation Committee, an executive may be allowed to access funds in his or her deferred compensation account earlier than the dates described above. Benefits can be received either as a lump sum or in annual installments, or a combination thereof.

In 2008, the ERP was modified as necessary in order to ensure its compliance with Section 409A.

Nonqualified Deferred Compensation Table

The following table summarizes contributions made to, earnings on and withdrawals from the ERP.

Name	Year	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)(b)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last FYE ($)
Alan D. Feldman	2008	—	—	—	—	—
William M. Guzik	2008	23,165	11,924	13,975	—	291,019
John A. Warzecha	2008	38,378	6,838	19,216	—	406,617
Frederick W. Dow, Jr.	2008	25,585	10,740	902	—	37,227
Alvin K. Marr	2008	11,250	—	2,484	—	50,775

(a)	These amounts are included in the named executive officer’s compensation for the current year, as reported in the Summary Compensation Table.
(b)	This amount represents aggregate earnings in 2008. The portion that constitutes above-market earnings is included in the named executive officer’s compensation for the designated year, as reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the named executive officers upon termination of employment or a change in control of the Company under their current employment arrangements and our other compensation programs. Specifically, compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of January 3, 2009, and, therefore, includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age.

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•

option grants received under the Stock Incentive Plan which have already vested and are exercisable prior to the date of termination (except in the case of involuntary termination for cause or voluntary termination without the written consent of the Company, in which event all vested option grants immediately lapse), subject to the terms of the applicable Nonqualified Stock Option Agreement;

•	restricted stock grants received under the Stock Incentive Plan which have already vested prior to the date of termination;

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s Savings Plan, ERP, Retirement Plan and SERP.

Payments Made Upon Involuntary Termination Without Cause

As a result of original employment letters (in the case of Messrs. Feldman and Dow) and severance agreements (in the case of Messrs. Guzik, Marr and Warzecha) entered into by the Company with the named executive officers, in the event that a named executive officer’s employment is involuntarily terminated without cause (or, in the case of Mr. Dow, any involuntary termination for reasons other than engagement in gross conduct injurious to the Company), the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	in the case of Mr. Feldman, 24 months of base salary continuation (excluding automobile allowance), and continuation of executive medical, dental and basic life insurance benefits for the same period;

•

in the case of Mr. Dow, a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination; and

•

in the case of Messrs. Guzik, Marr and Warzecha, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following termination.

Table of Payments Upon Involuntary Termination Without Cause

Name	Base Salary ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Total ($)
Alan D. Feldman	1,450,000	52,942	1,502,942
William M. Guzik	295,000	22,056	317,056
John A. Warzecha	257,500	16,498	273,998
Frederick W. Dow, Jr.	257,500	7,588	265,088
Alvin K. Marr	225,000	15,993	240,993

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

all then outstanding unvested options which were issued prior to fiscal year 2007 will immediately and automatically vest and be exercisable, and the executive officer will retain such options for the remainder of the options’ then outstanding ten-year term;

•	all then outstanding shares of restricted stock which were issued prior to fiscal year 2006 will immediately and automatically vest;

•

the executive officer will have the right to continue receiving, at his own expense, health and welfare benefits until he reaches age 65, as well as health, prescription and medical benefits for his dependents, as applicable; and

•	the executive officer will have the right to continue receiving, at his own expense, life insurance benefits until his death.

Table of Payments Upon Retirement

Messrs. Feldman, Warzecha and Dow are the only named executive officers who were eligible to receive immediate retirement benefits as of January 3, 2009. The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on January 3, 2009, but minus the exercise price, in the case of options) of the unvested stock options that would have become exercisable and the intrinsic value of the restricted stock that would have immediately vested if such named executive officer had retired on January 3, 2009.

Name	Unvested Stock Options ($)	Restricted Stock ($)(a)	Retirement Plan ($)(b)	SERP($)(b)	Nonqualified Deferred Compensation ($)(a)
Alan D. Feldman	—	670,696	5,433	22,178	—
John A. Warzecha	—	128,838	35,606	18,052	406,617
Frederick W. Dow, Jr.	—	128,838	6,931	3,492	37,227

(a)	This amount represents a lump sum payment.
(b)	This amount represents an annual payment.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	in the case of death only, all then outstanding unvested options will immediately and automatically vest and be exercisable, subject to the terms of the applicable Nonqualified Stock Option Agreement;

•	all then outstanding shares of restricted stock will immediately and automatically vest; and

•	the executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Table of Payments Upon Death

The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on January 3, 2009, but minus the exercise price, in the case of options) of equity awards that would have become exercisable or would have immediately vested if the named executive had died on January 3, 2009.

Name	Life Insurance ($)	Restricted Stock ($)	Total ($)
Alan D. Feldman	2,000,000	2,765,398	4,765,398
William M. Guzik	885,000	863,149	1,748,149
John A. Warzecha	772,500	411,697	1,184,197
Frederick W. Dow, Jr.	772,500	528,187	1,300,687
Alvin K. Marr	675,000	503,480	1,178,480

Table of Payments Upon Permanent Disability

The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on January 3, 2009, but minus the exercise price, in the case of options) of equity awards that would have become exercisable or would have immediately vested if the named executive had been permanently disabled on January 3, 2009. For these purposes, “permanent disability” generally means total disability, resulting in the officer being unable to perform his job as determined by CIGNA, the Company’s life and disability insurance provider.

Name	Disability ($)(a)	Restricted Stock ($)	Total ($)
Alan D. Feldman	1,454,247	2,765,398	4,219,645
William M. Guzik	1,685,032	863,149	2,548,181
John A. Warzecha	519,419	411,697	931,116
Frederick W. Dow, Jr.	645,954	528,187	1,174,141
Alvin K. Marr	1,497,724	503,480	2,001,204

(a)	This amount represents the present value (at a rate of 4.5188%) of the long-term disability payments that would be paid to the named executive officer until he reaches the retirement age of 65.

Payments Made Upon Certain Termination Events Following Change in Control

The Company has entered into Change in Control Agreements with each of the named executive officers. Pursuant to these agreements, if a named executive officer is terminated following a change in control (as defined under the Change in Control Agreements), other than for cause or by reason of death or disability, or if the executive terminates his employment in certain qualifying circumstances defined as “good reason” under the Change in Control Agreements, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	he will receive scheduled payments and/or a lump sum payment equal to three years’ compensation (base salary and incentive compensation);

•	he will receive a payment equal to the amount of any parachute payment excise tax and any additional taxes resulting from such severance compensation;

•	he will continue to participate in the Company’s employee benefit programs or equivalent benefits for three years following termination;

•	all then outstanding unvested options will immediately and automatically vest and be exercisable, and he will retain such options for the remainder of the options’ then outstanding ten-year term; and

•	all then outstanding shares of restricted stock will immediately and automatically vest.

A more detailed discussion of the terms and provisions of the Change in Control Agreements is provided under the heading “Agreements with Named Executive Officers” above.

Table of Potential Payments Upon Certain Termination Events Following Change in Control

Name	Base Salary ($)	Non-Equity Incentive Compensation ($)	Long Term Incentive Compensation ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Executive Benefits ($)(a)	Pension and Retirement Plans ($)(b)	Early Retirement Pension Payment ($)(c)	Subtotal ($)	Parachute Payment Excise Tax and Related Tax Gross-up ($)(d)	Total ($)
Alan D. Feldman	2,175,000	1,305,000	1,495,200	76,857	100,800	200,599	508,527	5,861,983	1,983,754	7,845,737

William M. Guzik	885,000	397,800	448,560	59,230	82,800	42,160	—	1,915,550	—	1,915,550

John A. Warzecha	772,500	235,800	68,490	41,135	55,800	—	—	1,173,725	—	1,173,725

Frederick W. Dow, Jr.	772,500	249,300	334,850	41,135	55,800	69,589	173,527	1,696,701	601,429	2,298,130

Alvin K. Marr	675,000	227,100	258,750	38,959	55,800	20,304	—	1,275,913	—	1,275,913

(a)	This amount represents the named executive officer’s 2008 auto allowance multiplied by three years, as provided in his Change in Control Agreement.
(b)	This amount represents the incremental net present value of 3 years of additional service credits provided to the named executive officer under the Retirement Plan and the SERP, as required under the Change in Control Agreement.
(c)	This amount represents a one time lump sum payment to the named executive officers who are presently eligible for early retirement in order to compensate them for the difference between (1) the normal early retirement benefits that they are presently entitled to receive under the Retirement Plan and the SERP, and (2) the benefits that such named executive officer would have been entitled to receive under the Retirement Plan and the SERP had he retired at age 65, as required under the Change in Control Agreement.
(d)	This calculation assumes a gross-up percentage on excise tax of 246.091245%.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of its Board members. Directors are not subject to a minimum share ownership requirement.

The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) has responsibility for recommending, and periodically reviewing the appropriateness of, the compensation program for Board members. The Nominating Committee believes that total director compensation should be competitive with the compensation paid to directors of companies with characteristics similar to those of the Company.

Cash Compensation Paid to Board Members

Under the current director compensation structure, the Lead Director receives an annual retainer of $70,000, and each director who is a committee chairperson receives an annual retainer of $50,000, as director compensation. In addition, any director who is not a committee chairperson but who serves as the Financial Expert of the Audit and Finance Committee receives an annual retainer of $50,000 as director compensation. No additional fees are paid for meeting attendance.

Directors who are employees of the Company received no compensation for their services as directors.

In addition to the annual retainers and restricted stock awards described above, commencing in 2009, each non-management Board member is entitled to reimbursement from the Company for up to $1,000 in annual expenses relating to director education.

Stock-Based Compensation

In addition to the fees described above, each director receives an Annual Director Restricted Stock Award under the Stock Incentive Plan. Currently, the Annual Director Restricted Stock Award consists of 2,000 restricted shares of Common Stock of the Company. These restricted shares vest in four equal annual installments commencing on the first anniversary of the date of grant. In the event of a director’s retirement (which is defined, under Midas’ retirement policies, as a voluntary termination of one’s directorship after reaching 55 years of age and after at least five years of service with Midas), all then unvested shares of restricted stock held by such director will fully vest, as further described in the footnotes to the “Non-Management Directors’ Compensation Table” below. In the event of a Change in Control (as defined in the Stock Incentive Plan), each restricted share will vest and, in certain cases, will be settled in cash by the Company. The Company’s current policy is to issue the Annual Director Restricted Stock Awards simultaneously with the annual issuance of awards to executives under the Stock Incentive Plan.

Directors’ Deferred Compensation Plan

Pursuant to the Midas, Inc. Directors’ Deferred Compensation Plan, non-management directors may elect to defer receipt of all or a portion of his or her cash-based director compensation from the Company until a future date. The plan also allows non-management directors to have all or a portion of his or her cash-based director compensation from the Company paid in the form of shares of the Company’s Common Stock.

Each non-management director who elects to defer receipt of his or her cash-based director compensation has the option of being credited with either share units (in the Company’s Common Stock) or cash units. The number of share units to which the participating director is entitled will be determined based upon the dollar amount deferred and the closing price of the Company’s Common Stock on the date that the cash-based compensation would otherwise have been paid to the director. Cash units under the plan accrue interest compounded monthly at the prime rate.

Amounts deferred under this plan are distributed to each non-management director on such future date or dates specified by such director on his or her payment election form, but in no event earlier than two calendar years from the last day of the plan year for which deferrals are made. The non-management director may elect to have payments made in a single lump-sum payment or up to a maximum of ten substantially equal annual installments.

The plan is intended to operate in full compliance with the insider trading liability rules under Section 16 of the Securities Exchange Act of 1934. In 2008, the plan was modified as necessary in order to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

No directors are currently participating in this plan.

Table of Director Compensation

The following table summarizes the fees and other compensation that the Company’s directors (other than those who are named executive officers) earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)(c)(d)	Option Awards ($)(b)(c)(d)	Total ($)
Robert R. Schoeberl	70,000	33,344	4,755	108,099
Thomas L. Bindley	50,000	33,344	4,755	88,099
Archie R. Dykes	50,000	33,344	4,755	88,099
Jarobin Gilbert, Jr.	50,000	33,344	4,755	88,099
Diane L. Routson	50,000	13,509	4,136	67,645

(a)	Represents the 2008 amortization expense as determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2008 Annual Report on Form 10-K on page F-28, footnote 10. The expense recognized under SFAS 123R in 2008 for stock awards includes expense related to grants of 2,000 shares per director made on May 6, 2008 with a fair value on the date of grant of $15.22 per share.
(b)	Represents the 2008 amortization expense as calculated using the Black-Scholes valuation model under SFAS 123R assuming that time vesting is achieved. This amount includes the expense related to prior year grants and is reported in the Company’s financial statements contained in its 2008 Annual Report on Form 10-K on page F-28, footnote 10. No option grants were made to non-management directors in 2008.
(c)	As of January 3, 2009, each of our directors had the following option awards and restricted stock awards outstanding:

Name	Unexercised Options – Unexercisable (#)(1)	Unexercised Options – Exercisable (#)	Unvested Restricted Shares (#)(2)
Robert R. Schoeberl	400	17,267	5,000
Thomas L. Bindley	400	10,600	5,000
Archie R. Dykes	400	10,600	5,000
Jarobin Gilbert, Jr.	400	5,800	5,000
Diane L. Routson	400	1,600	5,000

(1)	These options vest on May 11, 2009.
(2)

1,000 of the 5,000 restricted shares were granted on May 10, 2005, while another 1,000 of the 5,000 restricted shares were granted on May 9, 2006, and another 1,000 of the 5,000 restricted shares were granted on May 8, 2007. These shares vest on the seventh anniversary of the date of grant, except that an amount equal to thirty-three and one-third percent (33 1/3%) of all of such shares shall immediately vest on each anniversary of the date of grant if, on such anniversary date, the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) for the same period. Commencing with the 2007 Annual Director Restricted Stock Awards, all beginning and ending measurements shall be calculated using the simple average closing price during the 21 day trading period commencing ten trading days before and ending ten trading days after the grant date or the anniversary of the grant date, as applicable. The remaining 2,000 of the 5,000 restricted shares were granted on May 6, 2008. These restricted shares vest in four equal installments commencing on the first anniversary of the date of grant.

(d)	The amortization expense for the current year grant is recognized over the shorter of the four year vesting period and the time remaining before the director is eligible to retire. Directors are eligible to retire when they reach 55 years of age and have completed 5 years of service. As of May 6, 2008, Messrs. Schoeberl, Bindley, Dykes and Gilbert were eligible to retire. As a result, for these directors, the amortization expense for the 2008 grant was fully recognized on the date of grant. Conversely, as of May 6, 2008, Ms. Routson was not eligible to retire. As a result, the expense for her 2008 grant is being amortized over 39 months, which represents the time remaining before she is eligible to retire.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s By-Laws require the Company to indemnify and hold harmless each of its directors and officers, including the named executive officers, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended, against all expense, liability and loss incurred by such individual in any action, suit or proceeding, whether civil, criminal administrative or investigative, to which such individual is made a party, is threatened to be made a party, or in which such individual is involved, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides, however, that no such obligation to indemnify exists as to proceedings initiated by a director, officer, employee or agent unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification under the By-Laws; or (b) it was authorized by the Company’s Board of Directors. The foregoing indemnification continues as to a person who has ceased to be a director or officer of the Company.

The By-Laws also provide that the Company shall have the authority to purchase and maintain insurance, at its expense, to protect itself and its directors and officers, including the named executive officers, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Company has, and intends to continue, maintaining director and officer liability insurance, to the extent available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers under the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act of 1933, and may, therefore, be unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) reviews all relationships and transactions in which the Company and one or more of its directors, executive officers and/or their immediately family members are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction involving the Company. As required under the rules of the Securities and Exchange Commission, transactions involving the Company that are determined to be directly or indirectly material to a related person must be disclosed in the Company’s proxy statement. In addition, the Nominating Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Company’s Related Person Transaction Policies and Procedures, in the course of the Nominating Committee’s review and approval or ratification of a related person transaction, the Nominating Committee will take into account, among other factors it deems appropriate, the following:

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the nature and extent of the related person’s interest in the transaction;

•	the importance of the transaction to the Company;

•	the importance of the transaction to the related person;

•

whether the transaction is fair and reasonable to the Company and otherwise on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction would impair the judgment of the interested director or executive officer to act in the best interest of the Company; and

•	any other facts, circumstances or factors that the Nominating Committee deems appropriate.

Any member of the Nominating Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director will be counted in determining the presence of a quorum at the meeting of the Nominating Committee that considers the transaction.

Currently, there are no related person transactions that are required to be reported pursuant to the rules of the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Midas’ proxy materials for the 2010 annual meeting of shareholders, a shareholder proposal must be received by the Corporate Secretary no later than December 7, 2009. In addition, regardless of whether a shareholder proposal is set forth in the notice of annual meeting to a proxy statement as a matter to be considered by shareholders, Midas’ By-Laws establish an advance notice procedure for shareholder proposals to be brought before any Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2009 annual meeting may consider a proposal or nomination brought by a shareholder of record as of March 13, 2009, who is entitled to vote at the 2009 annual meeting and who has given the Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2009 annual meeting must have been received by the Corporate Secretary after the close of business on February 5, 2009, and prior to the close of business on February 25, 2009 (the “Notice Period”). The Corporate Secretary did not receive notice of any shareholder proposal or nomination relating to the 2009 annual meeting during the Notice Period. The 2010 annual meeting is expected to be held on May 11, 2010. A shareholder proposal or nomination intended to be brought before the 2010 annual meeting must be received by the Corporate Secretary after the close of business on February 11, 2010, and prior to the close of business on March 3, 2010. All proposals and nominations should be addressed to Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143, Attention: Corporate Secretary.

GENERAL

Midas will bear the entire cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail, and may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers or employees of Midas who will not receive special compensation for such services. Midas will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. Midas has also engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

We have included a copy of Midas’ 2008 Annual Report on Form 10-K (without Exhibits) with this proxy statement.

This proxy statement and Midas’ 2008 Annual Report on Form 10-K can be found on our website at www.midasinc.com under the heading “SEC Filings” as well as at www.midasproxy.com. A printed copy of this proxy statement and Exhibits to the Annual Report on Form 10-K may be obtained by any shareholder upon written request to Midas, Inc., 1300 Arlington Heights Road, ltasca, Illinois 60143, Attention: Corporate Secretary. A reasonable charge will be assessed for requested Exhibits.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

April 6, 2009

VOTE BY TELEPHONE
C/O NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

You can vote by telephone or the Internet at any time prior to 11:59 p.m.,

Central Time, on May 11, 2008.

You will need the number printed in the box below to vote by telephone or the Internet.

If you vote by telephone or the Internet, please do not mail back this proxy card.

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À	Proxy card must be signed and dated below.	À
Please fold and detach card at perforation before mailing.

MIDAS, INC. 1300 Arlington Heights Road, Itasca, Illinois 60143 This Proxy is Solicited on Behalf of the Board of Directors

William M. Guzik and Alvin K. Marr, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Midas, Inc. to be held on May 12, 2009, and at any adjournment thereof as specified on the reverse side, and, in their discretion, upon such other business as may properly be brought before the meeting.

Dated:	, 2009.

Signature

Signature
Please sign exactly as your name(s) appears above. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please state the capacity in which you sign. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, the proxy should be signed in the partnership name by an authorized person.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or the Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or the Internet, it is not necessary to return this proxy card.

À	Proxy card must be signed and dated on the reverse side.	À
Please fold and detach card at perforation before mailing.

MIDAS, INC.	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1 AND “FOR” THE PROPOSAL SET FORTH IN ITEM 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

1.	Election of Directors:

Nominees:	(1) Jarobin Gilbert, Jr.	(2) Diane L. Routson

	☐ FOR the above-named nominees	☐ WITHHOLD AUTHORITY to vote for the above-named nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	Ratification of the appointment of KPMG LLP as the independent auditors of Midas, Inc. for the fiscal year ending January 2, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

❑	Please check this box if you plan to attend the Annual Meeting of Shareholders.

❑	Please check this box if you consent to access all future proxy materials via the Internet.

(CONTINUED, AND TO BE SIGNED ON OTHER SIDE)